Exhibit 99.1

Landmark Infrastructure Partners LP Announces Initial Prorated Quarterly Cash Distribution for 43-day Period Following IPO

EL SEGUNDO, Calif., January 26, 2015 (GLOBE NEWSWIRE) — Landmark Infrastructure Partners LP (the “Partnership”) (NASDAQ: LMRK) announced today that the board of directors of its general partner declared a prorated cash distribution of $0.1344 per limited partnership unit. This is the first distribution declared by the Partnership and corresponds to the minimum quarterly distribution of $0.2875 per unit, or $1.15 per unit annually. The amount is prorated for the 43-day period that the Partnership was public following the closing of its initial public offering on November 19, 2014. The distribution is payable on February 13, 2015, to unitholders of record as of February 6, 2015.

About Landmark Infrastructure Partners

The Partnership is a growth-oriented master limited partnership formed to acquire, own and manage a portfolio of real property interests that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries. Headquartered in El Segundo, California, the Partnership’s real property interests consist of a diversified portfolio of long-term and perpetual easements, tenant lease assignments and fee simple properties located in 42 states and the District of Columbia, entitling the Partnership to rental payments from leases on approximately 700 tenant sites.

Notice

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d).  Please note that we believe that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Partnership may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the Partnership’s filings the SEC. Neither the Partnership nor Landmark GP undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Partnership or Landmark GP become aware, after the date hereof, unless required by law.

CONTACT:                               Landmark Infrastructure Partners LP

2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245

Investor Relations, (310) 598-3173

ir@landmarkmlp.com

Source: Landmark Infrastructure Partners LP